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Exhibit 10.4

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600
Phone: (812) 962-5000
Fax: (812) 962-5400

May 17, 2010

Mr. James H. Woodward, Jr.

Dear Jim:

        This letter will set forth the terms of your employment as Senior Vice President/Finance & Chief Financial Officer of Accuride Corporation ("Accuride" or the "Company"), and shall supersede and replace all other agreements regarding your employment with Accuride.

Position:	Senior Vice President/Finance & Chief Financial Officer, reporting to the Chief Executive Officer of the Company.
Base Salary:	Your base salary will be $400,000/year.
Annual Incentive:
You will be eligible to participate in the Company's Annual Incentive Compensation Plan ("AICP"), including full participation in the 2010 plan year. The Annual Incentive is payable as a percent of base salary and will be determined based on actual performance of the Company for the 2010 fiscal year compared against the established AICP performance metrics. For your position, the target payout is 60% of base salary. For the 2010 plan year, your threshold and maximum bonus opportunities will be 18% and 108%, respectively, of your base salary. Except as specified herein your right to the AICP incentive will be subject to the terms of the applicable Accuride Corporation Annual Incentive Compensation Plan—Plan Year Eligibility, Target Opportunity and Administrative Guidelines
Long Term Incentive:
You will be eligible for a long-term incentive grant of restricted stock units with a value equal to $250,000 (determined based on the price of the Company's common stock on April 29, 2010 of $X per share), which will vest on a pro rata basis over three years (i.e., 1/3 vests on each of the first three anniversaries of the grant date). The grant will be made at the same time and on the same terms as the 2010 long term incentive grants to be made to other members of Accuride's senior management.
Relocation Assistance:
You will be eligible for Accuride's Tier I Relocation program, which, if you are not moving your primary residence to the Company's headquarters in Evansville, Indiana, will provide one month salary allowance (subject to standard withholdings) and a one-time temporary living allowance of $6,000 grossed up for taxes. All reimbursable relocation expenses must be incurred within one year from the date of your signed acknowledgement of this letter.

Severance & Retention Agreement:	You and the Company will enter into the Company's standard Tier II Severance and Retention Agreement, with an initial term of August 26, 2011, with automatic renewal through December 31, 2011 and each January 1 through December 31 thereafter unless six months prior notice of non-renewal is given.
Benefits:
As an employee of Accuride you will continue to receive benefits and perquisites at the level and under terms which are provided from time to time to the Company's senior executive officers generally, including:
• Medical/Dental/Vision/ Life/AD&D/LTD insurance
• Mayo Clinic Executive Health Program
• 401(k) Plan
• Financial Planning Stipend of $10,400 (with gross up for taxes)
• Executive Retirement Allowance Policy (with gross up for taxes)
• Executive Life (with gross up for taxes)
• Personal Excess Insurance (grossed up for taxes)
• 4 weeks vacation
All benefit plans and programs are subject to change or termination at any time at the discretion of the Compensation Committee of the Board.
Restrictive Covenants:
You agree to abide by and continue to be bound by the Agreement to Assign Inventions and Maintain Secrecy and the Policy on Confidential & Trade Secret Information you previously signed. You also agree to execute and be bound by the Company's standard Confidentiality, Non-solicitation, and Non-competition Agreement.
Other:	As a condition of your continued employment with Accuride, you will be bound by all company policies to the extent that they apply to senior executives of the Company.

        Please note that your employment at Accuride is "at will." This means that you may resign from Accuride at any time with or without cause, and Accuride has the right to terminate your employment with or without cause. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. This letter supersedes and replaces all prior written and oral communication on employment related subjects.

[Signature Page Follows.]

        Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,
/s/ WILLIAM M. LASKY William M. Lasky Chairman and Interim President & Chief Executive Officer Accuride Corporation
Acknowledged and Agreed:
/s/ JAMES H. WOODWARD, JR. James H. Woodward, Jr.
Date: May 17, 2010

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  Exhibit 10.4